EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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                                                  THREE MONTHS ENDED         NINE MONTHS ENDED
                                                     SEPTEMBER 30,             SEPTEMBER 30,
                                                  2000          1999         2000         1999
                                              ---------------------------------------------------
Basic income per common share:
  Net Income                                   $  727,678   $  679,325   $1,696,984   $1,993,672

  Weighted average common shares outstanding    2,714,519    2,761,148    2,714,084    2,846,312

  Basic income per common share                $     0.27   $     0.25   $     0.63   $     0.70

Diluted income per common share:
  Net Income                                   $  727,678   $  679,325   $1,696,984   $1,993,672

  Weighted average common shares outstanding    2,714,519    2,761,148    2,714,084    2,846,312
  Dilutive effect of stock options                 86,045      151,517       93,359      155,709
                                               =================================================
  Total shares                                  2,800,564    2,912,665    2,807,443    3,002,021

  Diluted income per common share              $     0.26   $     0.23   $     0.60   $     0.66
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